Exhibit 99.1

Western Uranium & Vanadium Corp. Announces Results of Annual General and Special Meeting

FOR IMMEDIATE RELEASE

July 6, 2020 Toronto, Ontario and Nucla, Colorado - Western Uranium & Vanadium Corp. (CSE: WUC) (OTCQX: WSTRF) (“Western” or the “Company”) is pleased to announce the results of the Company’s Annual General and Special Meeting (“Meeting”) held in Nucla, Colorado on June 29, 2020.

Proxy votes were cast for common shares representing approximately 45.0% of the issued and outstanding common shares of the Company as at the record date for the Meeting. The shareholders approved all resolutions submitted for their consideration at the Meeting, each such resolution being approved by a margin significantly in excess of a two-thirds of the votes cast for the Meeting.

Election of Directors

At the Meeting, the shareholders elected the slate of directors proposed by management to the Company’s Board, namely, George Glasier, Bryan Murphy, and Andrew Wilder.

Appointment of Auditor

The shareholders re-appointed MNP LLP as auditor of the Company, and authorized the Board to fix the auditor’s remuneration for the ensuing year.

Board Meeting

At a meeting of the newly-elected Board immediately following the shareholders’ Meeting, the Board re-appointed Bryan Murphy as Chairman of the Board.

At the same meeting of the Board, the following management appointments were confirmed for the ensuing year: George Glasier, President and Chief Executive Officer; Robert Klein, Chief Financial Officer; Denis Frawley, Corporate Secretary.

About Western Uranium & Vanadium Corp.

Western Uranium & Vanadium Corp. is a Colorado based uranium and vanadium conventional mining company focused on low cost near-term production of uranium and vanadium in the western United States, and development and application of kinetic separation.

Cautionary Note Regarding Forward-Looking Information: Certain information contained in this news release constitutes “forward-looking information” or a “forward-looking statements” within the meaning of applicable securities laws (collectively, “forward-looking statements”). Statements of that nature include statements relating to, or that are dependent upon: the Company’s expectations, estimates and projections regarding exploration and production plans and results; the timing of planned activities; whether the Company can raise any additional funds required to implement its plans; whether regulatory or analogous requirements can be satisfied to permit planned activities; and more generally to the Company’s business, and the economic and political environment applicable to its operations, assets and plans. All such forward-looking statements are subject to important risk factors and uncertainties, many of which are beyond the Company’s ability to control or predict. Please refer to the Company’s most recent Management’s Discussion and Analysis, as well as its other filings at www.sec.gov and/or www.sedar.com, for a more detailed review of those risk factors. Readers are cautioned not to place undue reliance on the Company’s forward-looking statements, and that these statements are made as of the date hereof. While the Company may do so, it does not undertake any obligation to update these forward-looking statements at any particular time, except as and to the extent required under applicable laws and regulations.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

George Glasier

President and CEO

970-864-2125

gglasier@western-uranium.com

Robert Klein

Chief Financial Officer

908-872-7686

rklein@western-uranium.com